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                                                                    EXHIBIT 4.1

                           SEARCH CAPITAL GROUP, INC.

                           CERTIFICATE OF DESIGNATION
                   SERIES B 9%/7% CONVERTIBLE PREFERRED STOCK


         Pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of Search Capital Group, Inc., a Delaware corporation (the "Corporation"), and the provisions of Section 151 of the Delaware General Corporation Law, the following resolution creating a series of 4,000,000 shares of preferred stock designated as Series B 9%/7% Convertible Preferred Stock was duly adopted as of July 29, 1996 by all necessary action on the part of the Corporation:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation, a series of preferred stock of the Corporation be, and it hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of shares of such series, and the qualifications, limitations, or restrictions thereof are as follows:

         SECTION 1. Designation of Series. The series shall be designated as "Series B 9%/7% Convertible Preferred Stock" (hereinafter called "Series B Preferred Stock").

         SECTION 2. Number of Shares. The number of shares of Series B Preferred Stock is 4,000,000 with the par value of $0.01 per share and a liquidation preference of $3.50 per share plus any declared but unpaid dividends, after payment of all debts of the Corporation, which number of shares the Board of Directors may increase or decrease but may not decrease below the number of shares of the series then outstanding.

         SECTION 3. Dividends. The holders of the Series B Preferred Stock shall be entitled to receive, out of any funds legally available, non-cumulative dividends at the annual rate of $0.315 per share (i.e., 9% of $3.50 liquidation preference) per annum until March 31, 1999 (the "End Date") and thereafter at the rate of $0.245 per share (i.e., 7% of $3.50 liquidation preference) per annum from the day following the End Date. In the event of any stock split, reverse stock split, stock combination or reclassification of the Series B Preferred Stock or any merger, consolidation or combination of the Corporation with any other entity or entities, the dividend rates shall be subject to adjustment by the Board of Directors upon, and in appropriate proportion to, any adjustment to the liquidation preference of the Series B Preferred Stock pursuant to Section 6 hereof.

         The Corporation may not pay dividends on the Series B Preferred Stock except in cash until all accrued dividends have been paid by the Corporation in cash on the Series B Preferred Stock through the calendar quarter ending March 31, 1997. After the accrued dividends have been paid in cash by the Corporation for such period, dividends will continue to be paid entirely in cash unless the Corporation is prohibited from paying the dividends entirely in cash by Delaware law (the state of its incorporation) or by the terms of any loan





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agreement of $5,000,000 or more.  If the Corporation is prevented from paying a dividend entirely in cash, it will pay a dividend in the form of a mixture of cash and common stock of the Corporation ("Common Stock") to the extent possible under Delaware law and any applicable loan agreement, or if necessary, entirely in Common Stock, provided the average market price per share of the Common Stock is $.50 or greater for the 20 trading day period ending five days prior to the date of payment of the Common Stock dividend. Such $.50 minimum market price shall be subject to adjustment by the Board of Directors upon and in appropriate proportion to, any adjustment to the conversion rate of the Series B Preferred Stock pursuant to subsection 10(c) hereof. The value of any shares of Common Stock paid out as a dividend on the Series B Preferred Stock shall be based on the average market price of the Common Stock for the 20 trading day period ending five days prior to the date of payment of the Common Stock dividend. For purposes of this Section, the market price of the Corporation's Common Stock shall be determined by using the closing sales price as reported by NASDAQ, if the Common Stock is quoted by NASDAQ, or any national stock exchange on which the Common Stock is listed for trading (or if such stock is only traded over-the-counter, the average of the closing bid and asked prices). If there is no established market for the Common Stock, the market price shall be the fair market value of the Common Stock as determined by the good-faith judgment of the Board of Directors.

         If a dividend upon any shares of the Series B Preferred Stock, or any other outstanding stock of the Corporation ranking on a parity with the Series B Preferred Stock, or any other outstanding stock of the Corporation ranking on a parity with the Series B Preferred Stock as to dividends, is in arrears, no stock of the Corporation standing on a parity with the Series B Preferred Stock as to dividends may be purchased or otherwise acquired for any consideration by the Corporation except pursuant to an acquisition made pursuant to the terms of one or more offers to purchase all of the outstanding shares of the Series B Preferred Stock and all stock of the Corporation ranking on a parity with the Series B Preferred Stock as to dividends (which offers shall describe such proposed acquisition of all such parity stock). Unless otherwise declared by the Board of Directors or required by this Certificate of Designation, no dividends shall accrue or cumulate for any calendar quarter (or portion thereof) during which a liquidation, dissolution or winding up of the Corporation occurs.

         SECTION 4. Dividend Payment Dates; Accrual Periods. Quarterly dividends on each share of Series B Preferred Stock shall (a) accrue from the date of issuance of such share through the last day of the calendar quarter in which the share was issued and thereafter from the first day of each calendar quarter through the last day of such calendar quarter, and (b) be paid on the 15th day of the month following the end of each calendar quarter to the holder of record of such share at the close of business on the last day of the calendar quarter.

         SECTION 5. Redemption. The Series B Preferred Stock shall not be subject to redemption by the Corporation or at the election of the holders thereof.

         SECTION 6. Liquidation Rights. If the Corporation is liquidated, the Series B Preferred Stock will have a preference as to liquidation proceeds (proceeds from the disposition of assets less payment of all debts) in the amount of $3.50 per share plus all





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accrued and unpaid dividends, if any, after payment of all debts of the
Corporation. If upon any liquidation of the Corporation, the assets available for distribution to the holders of the Series B Preferred Stock and any other stock of the Corporation which shall then be outstanding and which shall be on a parity with the Series B Preferred Stock upon liquidation (hereinafter in this paragraph called the "Total Amount Available") shall be insufficient to pay the holders of all outstanding shares of the Series B Preferred Stock and all other such parity stock the full amounts (including all dividends accrued and unpaid) to which they shall be entitled by reason of such liquidation of the Corporation, then there shall be paid to the holders of the Series B Preferred Stock in connection with such liquidation of the Corporation, an amount equal to the product derived by multiplying the Total Amount Available times a fraction, the numerator of which shall equal the number of outstanding shares of the Series B Preferred Stock multiplied by $3.50 plus any accrued and unpaid dividends thereon and a denominator of which shall be the total amount which would have been distributed by reason of such liquidation of the Corporation with respect to the Series B Preferred Stock and all other stock ranking on a parity with the Series B Preferred Stock upon liquidation then outstanding had the Corporation possessed sufficient assets to pay the full amount which the holders of all such stock would be entitled to receive in connection with such liquidation of the Corporation.

         The merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into the Corporation, or the sale, lease or conveyance of all or substantially all the property or business of the Corporation, shall not be deemed to be a dissolution or winding up, voluntary or involuntary, for the purposes of this Section 6.

         In the event of any stock split, reverse stock split, stock combination or reclassification of the Series B Preferred Stock or any merger, consolidation or combination of the Corporation with any other entity or entities, the liquidation preference per share shall be proportionally adjusted so that the holders of the Series B Preferred Stock after such event shall be entitled to receive upon liquidation of the Corporation the same total preference as to liquidation proceeds as such holders would have been entitled to receive with respect to their Series B Preferred Stock had the Corporation been liquidated immediately prior to such event. Such adjustment shall be made successively upon the occurrence of the events listed in this paragraph. Any adjustments shall be determined by the Board of Directors.

         SECTION 7. Ranking. The Series B Preferred Stock shall rank, in right of payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, senior and superior to the Corporation's currently authorized Common Stock (collectively, the "Junior Capital Stock").

         The Series B Preferred Stock may be, at the Corporation's sole discretion, either superior or pari passu (i.e., the two classes of preferred stock will share proportionately as to their respective interest in any liquidation proceeds or dividends) in dividend rights and liquidation preferences to all other subsequently issued preferred stock. However, no other preferred stock, whether or not convertible, may be issued in the future that will be pari passu with the Series B Preferred Stock unless at the time of such issuance all dividends due the





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holders of the Series B Preferred Stock have been paid in full.  In no event shall convertible preferred stock be issued which is senior in rights to that of the Series B Preferred Stock, other than that such pari passu convertible preferred stock may carry the then current market interest rate, which may be higher or lower than that of the Series B Preferred Stock.

         The Series B Preferred Stock will be pari passu with the existing 9%/7% Convertible Preferred Stock and the 12% Senior Convertible Preferred Stock, and pari passu or senior in rights to future issues of straight, convertible and all other forms of preferred stock with the exception of the rate of interest for such future issues of preferred stock, which shall be no greater than the prevailing market rate for similar such issues.

         Whenever reference is made to shares "ranking on a parity with the Series B Preferred Stock," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation rank on an equality with the rights of the holders of the Series B Preferred Stock. Whenever reference is made to shares "ranking junior to the Series B Preferred Stock," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are junior and subordinate to the rights of the holders of the Series B Preferred Stock.

         The rights of the Series B Preferred Stock will be subordinate to the rights of all existing and future holders of the Corporation's debt.

         SECTION 8. Dividends on Junior Stock. In no event so long as any Series B Preferred Stock shall be outstanding shall any dividends, except a dividend payable in Common Stock or other shares ranking junior to the Series B Preferred Stock, be paid or declared or any distribution be made on any Junior Capital Stock, nor shall any Junior Capital Stock be purchased, retired or otherwise acquired by the Corporation (except out of the proceeds of the sale of Junior Capital Stock) unless all accrued and unpaid dividends on the Series B Preferred Stock shall have been declared and paid or a sum sufficient for payment thereof set apart.

         SECTION 9. Voting Rights. Each share of the Series B Preferred Stock shall be entitled to exercise the same voting rights as holders of the Corporation's Common Stock and shall have one vote per share. If the Corporation fails to pay a Series B Preferred Stock dividend in cash or Common Stock for any four consecutive quarters, the Series B Preferred Stock shall automatically be vested with an additional one vote per share, and the holders of the Series B Preferred Stock will be given the right to elect immediately at an emergency meeting of the shareholders which the Corporation shall hold within 30 days after any such failure, one additional member to the Corporation's Board of Directors.

         At any meeting at which the holders of the Series B Preferred Stock shall be entitled to elect a director, the holders of 50% of the then outstanding shares of the Series B Preferred





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Stock, present in person or by proxy, shall be sufficient to constitute a quorum, and the vote of the holders of a majority of such shares so present at any such meeting at which there shall be such a quorum shall be sufficient to elect the member of the Board of Directors which the holders of the Series B Preferred Stock is entitled to elect as hereinabove provided.

         On March 15, 2003, the number of persons constituting the Board of Directors shall be reduced by the one director then in office elected pursuant to this Section 9, the term of office of such director so elected shall end, and the holders of the Series B Preferred Stock shall be divested of their special class voting rights in respect of subsequent elections of directors.

         Prior to March 15, 2003, the Corporation will not, without the affirmative vote or consent of the holders of at least 66 2/3% of all outstanding shares of Series B Preferred Stock, voting as a single class, (i) amend, alter or repeal any provision of this Certificate of Designation to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of the Series B Preferred Stock or (ii) effect any reclassification of the Series B Preferred Stock (other than by virtue of the mandatory conversion set forth herein or a stock split or reverse stock split of the Series B Preferred Stock which has no material adverse effect on the voting rights of the Series B Preferred Stock when compared to the voting rights of the other classes of capital stock after the consummation of such stock split or reverse stock split).

         Prior to March 15, 2003, the Corporation will not, without the affirmative vote or consent of holders of at least 50% of the outstanding shares of Series B Preferred Stock, voting as a single class (i) merge with another company when the members of the Board of Directors of the Corporation immediately prior to the merger do not constitute a majority (x) of the members of the Board of Directors of the Corporation if it survives the merger or (y) of the board of directors of the surviving company if the Corporation does not survive the merger, and (ii) sell more than 50% of the Corporation's assets.

         Other than those set forth in this Section 9, the holders of the Preferred Shares shall have no further voting rights.

         SECTION 10.        Conversion Rights.

         (a) Optional Conversion. Shares of the Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time or from time to time at the office of the Corporation or of any transfer agent of the Series B Preferred Stock, into fully paid and nonassessable shares of Common Stock at the rate of two shares of Common Stock for each share of Series B Preferred Stock.

         (b) Mechanics of Conversion. Before any holder of the Series B Preferred Stock shall be entitled to convert the same into Common Stock pursuant to this Section 10, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of the transfer agent for the Series B Preferred Stock, and shall give written notice by mail, postage prepaid, to the Corporation, at its principal corporate office, of the





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election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued.
The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of the Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid together with a check for any declared and unpaid dividends on such Series B Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Series B Preferred Stock to be converted, and the person or persons entitled to receive this Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of Common Stock on such date. Any holder of the Series B Preferred Stock who elects to convert his shares to Common Stock waives any and all rights to any accrued, but undeclared, dividends with respect to the Series B Preferred Stock, but shall retain the right to any dividends declared and accrued during the time such holder was a holder of record of the Series B Preferred Stock.

         (c) Adjustments to Conversion Ratio. In the event of any stock dividend (except a Common Stock dividend that may be paid pursuant to Section 3 of this Certificate of Designation) on the Common Stock, any stock split, reverse stock split, stock combination or reclassification of the Common Stock or any merger, consolidation or combination of the Corporation with any other entity or entities, the conversion rate shall be proportionately adjusted so that the holders of the Series B Preferred Stock after such event shall be entitled to receive upon conversion the number and kind of shares which such holders would have owned or been entitled to receive had such Series B Preferred Stock been converted immediately prior to such event. Such adjustment shall be made successively upon the occurrence of the events listed in this paragraph. Any adjustments shall be determined by the Board of Directors.

         (d) No Fractional Shares. No fractional shares shall be issuable upon conversion; and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share, and the Corporation shall, at its option, issue script representing such fractional share or pay cash in lieu of such fractional share based upon the market price (if traded over-the-counter, the average of the bid and asked prices) of the Common Stock as reported at the close of business on the day such conversion is effected or, if there is no established market for the Common Stock, the fair value of the Common Stock as determined by the good-faith judgment of the Board of Directors.

         (e) Reservation of Common Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel,





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be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as will be sufficient for such purpose.

         (f) Status of Converted Stock. In case any shares of Series B Preferred Stock shall be converted into Common Stock, the shares so converted shall, after any filings required by law, assume the statues of authorized but unissued shares of Series B Preferred Stock.

         (g) Mandatory Conversion into Common Stock. The Corporation may, at its option, call for the mandatory conversion, in whole or in part, of up to 50% of the issued and outstanding shares of Series B Preferred Stock under the following conditions: (i) the Corporation's Common Stock trades at a market price of $4.25 per share or higher on each of any 20 trading days in a period of 30 consecutive trading days, beginning on March 16, 1998 and ending on March 15, 1999, or (ii) the Corporation's Common Stock trades at a market price of $3.50 per share or higher on each of any 20 trading days in a period of 30 consecutive trading days, beginning on March 16, 1999 and ending on the day immediately preceding the Final Conversion Date (as defined herein). The trigger prices per share of $4.25 and $3.50 shall be subject to adjustment by the Board of Directors upon, and in appropriate proportion to, any adjustment to the conversion rate of the Series B Preferred Stock pursuant to subsection 10(c) hereof. In the event the Corporation elects to call for the conversion of a portion of the Series B Preferred Stock issued and outstanding pursuant to clause (i) or (ii) above, then the Corporation shall select the shares to be converted to the effect that to the extent practicable each holder of shares of the Series B Preferred Stock shall have a pro rata portion of his or her shares converted.

         The Corporation shall cause a notice of the mandatory conversion pursuant to the immediately preceding paragraph to be mailed, postage prepaid, to the holders of the Series B Preferred Stock at their respective addresses appearing on the share transfer records of the Corporation. The Board of Directors may elect to specify an effective date for such conversion ("Effective Conversion Date"), which date may be no later than 60 days after the Board meeting or consent at which the Corporation's election to convert was duly adopted. If no Effective Conversion Date is specified by the Board of Directors, the Effective Conversion Date shall be the date of the initial mailing of the required notice. Such notice shall set forth the number of shares of the Series B Preferred Stock that are mandatorily converted as of the Effective Conversion Date with respect to each holder thereof, and the address of the place where such shares of the Series B Preferred Stock shall be exchanged, upon presentation and surrender of the certificates representing such shares, and the certificates representing the shares of Common Stock shall be delivered. The dividends on the shares of Series B Preferred Stock called for conversion shall cease to accrue on the Effective Conversion Date. Any notice which is mailed in the manner provided herein shall be conclusively presumed to have been duly given, whether or not the holder of the shares of the Series B Preferred Stock receives such notice, and failure to duly give such notice by mail, or any defect in such notice, to any holder of shares of the Series B Preferred Stock shall not affect the validity of the conversion thereof into Common Stock. Consequently, as of the close of business on the Effective Conversion Date, all shares of the Series B Preferred Stock called for conversion, regardless of whether notice of conversion is actually received by the





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holder, shall automatically be deemed to be the shares of Common Stock into which such shares could have been voluntarily converted by the holders thereof. As of the close of business on the Effective Conversion Date, the Series B Preferred Stock called for conversion shall be deemed to cease to be outstanding or to accrue dividends, the persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the registered holders of such Common Stock and all rights of any holders of the Series B Preferred Stock called for conversion shall thereupon be extinguished except the right to receive the Common Stock in exchange therefor and any accrued and unpaid dividends thereon. Holders of the Series B Preferred Stock called for conversion must surrender the certificates representing such stock in order to receive the Common Stock into which such Series B Preferred Stock has been converted.

         The Corporation shall be obligated to pay, within 30 days after the Effective Conversion Date, any accrued and unpaid dividends on the shares of Series B Preferred Stock called for conversion, to the holders who, on the Effective Conversion Date, held such shares of Series B Preferred Stock.

         Any previously unconverted Series B Preferred Stock shall be automatically and mandatorily converted on March 15, 2003 (the "Final Conversion Date"). For the purpose of the conversion on the Final Conversion Date, each share of Series B Preferred Stock shall be convertible into a number of shares of Common Stock which shall equal the lesser of (i) three (which number shall be subject to adjustment by the Board of Directors upon, and in the same proportion as, any adjustment in the conversion rate of the Series B Preferred Stock pursuant to subsection 10(c) hereof), or (ii) the result of dividing the liquidation preference per share for the Series B Preferred Stock by the market price per share of the Common Stock as reported at the close of business on the Final Conversion Date (or if such date is not a trading day, on the first trading day immediately preceding the Final Conversion Date).

         The Corporation shall cause a notice of such mandatory conversion on the Final Conversion Date to be mailed, postage prepaid, to the holders of record of the Series B Preferred Stock at their respective addresses appearing on the share transfer records of the Corporation. Such notice shall set forth a statement that all outstanding shares of the Series B Preferred Stock shall be automatically and mandatorily converted as of the Final Conversion Date and the address of the place where such shares of Series B Preferred Stock shall be exchanged, upon presentation and surrender of the certificates representing such shares, and the certificates representing the shares of Common Stock shall be delivered. The dividends on such shares shall cease to accrue on the Final Conversion Date. Any notice which is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the holder of the shares of the Series B Preferred Stock receives such notice, and failure to duly give such notice by mail, or any defect in such notice, to any holder of shares of the Series B Preferred Stock shall not affect the validity of the conversion thereof into Common Stock. Consequently, all issued shares of the Series B Preferred Stock, as of close of business on the Final Conversion Date, regardless of whether notice of conversion is actually received by the holder, shall automatically be deemed to be the shares of Common Stock into which such shares are converted. As of the close of business on the





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Final Conversion Date, the Series B Preferred Stock shall be deemed to cease to be outstanding or to accrue dividends, the persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the registered holders of such Common Stock and all rights of any holders of the Series B Preferred Stock shall thereupon be extinguished except the right to receive the Common Stock in exchange therefor and any accrued and unpaid dividends thereon. Holders of the Series B Preferred Stock must surrender the certificates representing such stock in order to receive the Common Stock into which such Series B Preferred Stock has been converted. The Corporation shall be required to declare and pay all cumulated unpaid dividends that accrue through the Final Conversion Date as soon as practicable following the Final Conversion Date.

         After the conversion of all issued shares of the Series B Preferred Stock, all shares of the Series B Preferred Stock shall be canceled, the Series B Preferred Stock shall not be reissued and shall be deemed canceled and shall revert to authorized but unissued Preferred Stock of the Corporation, undesignated as to series, and the number of shares of Preferred Stock which the Corporation shall have authority to issue shall not be decreased by such conversion.

         For purposes of this subsection (g), the market price of the Corporation's Common Stock shall be determined by using the closing sales price as reported by NASDAQ, if the Common Stock is quoted by NASDAQ, or any national stock exchange on which the Common Stock is listed for trading (or if such stock is only traded over-the-counter, the average of the closing bid and asked prices). If there is no established market for the Common Stock, the market price shall be the fair market value of the Common Stock as determined by the good-faith judgment of the Board of Directors.

         (h) Automatic Conversion into 9%/7% Convertible Preferred Stock. The Series B Preferred Stock shall be automatically and mandatorily converted, when and if the Corporation files with the Delaware Secretary of State a Certificate of Amendment containing certain clarifying amendments to the terms of the Certificate of Designation of 9%/7% Convertible Preferred Stock, as set forth in the Corporation's preliminary proxy statement filed with the Securities and Exchange Commission on July 19, 1996, into fully paid and nonassessable shares of 9%/7% Convertible Preferred Stock at a rate of one share of 9%/7% Convertible Preferred Stock for each share of Series B Preferred Stock. The effective date of such conversion shall be the first business day following the filing of such Certificate of Amendment with the Delaware Secretary of State ("Automatic Conversion Date").

         In the event of any stock split, reverse stock split, stock combination or reclassification of the 9%/7% Convertible Preferred Stock or any merger, consolidation or combination of the Corporation with any other entity or entities, the conversion rate set forth in this subsection (h) shall be proportionately adjusted so that the holders of the Series B Preferred Stock after such event shall be entitled to receive upon conversion the number and kind of shares which such holders would have owned or been entitled to receive had such Series B Preferred Stock been converted immediately prior to such event. Such adjustment shall be made successively upon the occurrence of the events listed in this paragraph. Any adjustments shall be determined by the Board of Directors.

         The Corporation shall cause a notice of such mandatory conversion on the Automatic Conversion Date to be mailed, postage prepaid, to the holders of record of the Series B Preferred Stock at their respective addresses appearing on the share transfer records of the Corporation. Such notice shall set forth a statement that all outstanding shares of the Series B Preferred Stock shall be automatically and mandatorily converted as of the Automatic Conversion Date and the address of the place where such shares of Series B Preferred Stock shall be exchanged, upon presentation and surrender of the certificates representing such shares, and the certificates representing the shares of 9%/7% Convertible Preferred Stock shall be delivered. The dividends on such shares shall cease to accrue on the Automatic Conversion Date. Any notice which is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the holder of the shares of the Series B Preferred Stock receives such notice, and failure to duly give such notice by mail, or any defect in such notice, to any holder of shares of the Series B Preferred Stock shall not affect the validity of the conversion thereof into 9%/7% Convertible Preferred Stock. Consequently, all issued shares of the Series B Preferred Stock, as of close of business on the Automatic Conversion Date, regardless of whether notice of conversion is actually received by the holder, shall automatically be deemed to be the shares of 9%/7% Convertible Preferred Stock into which such shares are converted. As of the close of business on the Automatic Conversion Date, the Series B Preferred Stock shall be deemed to cease to be outstanding or to accrue dividends, the persons entitled to receive the 9%/7% Convertible Preferred Stock issuable upon conversion shall be treated for all purposes as the registered holders of such 9%/7% Convertible Preferred Stock and all rights of any holders of the Series B Preferred Stock shall thereupon be extinguished except the right to receive the 9%/7% Convertible Preferred Stock in exchange therefor and any accrued and unpaid dividends thereon. Holders of the Series B Preferred Stock must surrender the certificates representing such stock in order to receive the 9%/7% Convertible Preferred Stock into which such Series B Preferred Stock has been converted. The Corporation shall be required to declare and pay all cumulated unpaid dividends that accrue through the Automatic Conversion Date as soon as practicable following the Automatic Conversion Date.

         The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of 9%/7% Convertible Preferred Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of shares of 9%/7% Convertible Preferred Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock, and if at any time the number of authorized but unissued shares of 9%/7% Convertible Preferred Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of 9%/7% Convertible Preferred Stock to such number of shares as will be sufficient for such purpose.

         After the conversion of all issued shares of the Series B Preferred Stock, all shares of the Series B Preferred Stock shall be canceled, the Series B Preferred Stock shall not be reissued and shall be deemed canceled and shall revert to authorized but unissued Preferred Stock of the Corporation, undesignated as to series, and the number of shares of Preferred

Stock which the Corporation shall have authority to issue shall not be decreased by such conversion.

         SECTION 11. Other Rights. The Corporation will not be obligated to redeem the Series B Preferred Stock, and thus will not be required to establish a redemption or sinking fund.

         SECTION 12. Effects of Conversion on Capital and Surplus. Upon conversion of the Series B Preferred Stock the stated capital of the Common Stock issued upon such conversion shall be the aggregate par value thereof, and the stated capital and capital surplus (capital in excess of par of stated value) of the Corporation shall be correspondingly increased or reduced to reflect the difference between stated capital of the Series B Preferred Stock so converted and the par or stated value of the Common Stock issued upon conversion.

         SECTION 13. Anti-Dilution. The Corporation shall be prohibited from issuing preferred or Common Stock or warrants or any other form of security to an affiliate for consideration that does not equal or exceed the fair market value of such security (as determined by an independent third party); provided that, the Corporation may issue options or warrants to new or existing directors or management, so long as such warrants or options are approved by the Compensation Committee of the Board of Directors. The Corporation may also issue Common Stock upon the exercise of warrants or options presently outstanding; provided that, such warrants or options are not amended or modified without the approval of the Compensation Committee. In the event that the Corporation issues to an affiliate any security not excepted above for consideration that is less than the fair market value (as determined above) of such security, the number of shares Series B Preferred Stock shall be immediately and appropriately adjusted (and the conversion price of the Series B Preferred Stock adjusted downward on a full ratchet basis) to take into account the dilution in value of the securities holdings of the holders caused by such below-market issuance of the Corporation's securities.

         SECTION 14. Other Limits. In addition, the Corporation will not (a) declare any cash or other form of dividend on or with respect to any issue of Common Stock unless all dividends on the Series B Preferred Stock have been paid, nor (b) issue Common Stock that is convertible into convertible or other Preferred Stock.

         Dated as of July 29, 1996.

                                  SEARCH CAPITAL GROUP, INC.


                                  By:     /s/ George C. Evans
                                     ------------------------------------------
                                  Name:   George C. Evans
                                       ----------------------------------------
                                  Title:  Chairman of the Board, President
                                        ---------------------------------------
                                          and Chief Executive Officer
ATTESTED TO:


     /s/  Robert D. Idzi
- -------------------------------------------
Robert D. Idzi





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